Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616

Ronald H. Spair appointed to
Fulton Financial Corporation Board of Directors
(September 15, 2015) -- LANCASTER, PA. - Ronald H. Spair, of Ambler, PA, has been elected to the board of directors of Fulton Financial Corporation (NASDAQ: FULT), effective September 14, filling a vacant position.
Since 2001, Mr. Spair has served as a leader at OraSure Technologies, Inc., a publicly traded diagnostic and medical device company based in Bethlehem, PA. Mr. Spair served as that company’s executive vice president and chief financial officer from 2001 to 2006. In 2006, he became OraSure’s chief operating officer and remained its chief financial officer. He is also a member of the company’s board of directors.
“Ron has considerable experience in helping to lead a publicly held, highly regulated, multi-faceted organization that is based in Fulton Financial’s market area,” said E. Philip Wenger, chairman, president and chief executive officer. “Throughout his career, he has been a leader in product development, regulatory compliance, finance and accounting, risk management and investor relations, and we’re delighted that he is bringing his skills and experience to Fulton Financial’s board of directors.”
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.